Exhibit 99.1

News Release

Wabtec Reports 3Q EPS of $1.02, Up 10 Percent, And Cash Flow From Operations of $144 Million; Affirms Full-Year Earnings Guidance

WILMERDING, PA, Oct. 22, 2015 – Wabtec Corporation (NYSE: WAB) today reported results for the 2015 third quarter, including the following:

•	Third quarter sales were $810 million, 2 percent higher than the year-ago quarter, due to growth in the Freight Group. Changes in foreign exchange rates reduced sales by about $39 million compared to the year-ago quarter.

•	Income from operations was $152 million, or a record 18.8 percent of sales, compared to 17.1 percent in the year-ago quarter.

•	Earnings per diluted share were $1.02, 10 percent higher than the year-ago quarter. Changes in foreign exchange rates reduced earnings per diluted share by about 5 cents compared to the year-ago quarter, and the company also had expenses of about 2 cents per diluted share related to the planned acquisition of Faiveley Transport.

•	Cash flow from operations was $144 million. At Sept. 30, 2015, Wabtec had cash of $208 million and debt of $451 million. During the quarter, the company repurchased 237,027 shares for $22 million, and it has about $151 million remaining under the current repurchase authorization.

Based on Wabtec’s year-to-date results and outlook for the rest of the year, the company affirmed its 2015 earnings guidance for earnings per diluted share of about $4.10, with revenue growth expected to be about 9 percent for the year.

Raymond T. Betler, Wabtec’s president and chief executive officer, said: “Driven by the performance of our Freight Group, we had another solid operating quarter. We expect to finish the year with a good fourth quarter, even though global economic conditions remain sluggish, due mainly to the effects of lower commodities prices. In this environment, we continue to execute our growth strategies and internal cost improvement initiatives through the Wabtec Performance System. As previously announced, we are also making progress toward completing the acquisition of Faiveley Transport, which we believe will strengthen our position in the global transit business and enhance our future growth opportunities.”

Wabtec Corporation (www.wabtec.com) is a global provider of value-added, technology-based products and services for rail and other industrial markets.

This release contains forward-looking statements, such as statements regarding the company’s expectations about future earnings. Actual results could differ materially from the results suggested in any forward-looking statement. Factors that could cause or contribute to these material differences include, but are not limited to, an economic slowdown in the markets we serve; changes in foreign currency exchange rates; a decrease in freight or passenger rail traffic; an increase in manufacturing costs; and other factors contained in the company’s filings with the Securities and Exchange Commission. The company assumes no obligation to update these statements or advise of changes in the assumptions on which they are based.

Wabtec will host a call with analysts and investors at 10 a.m., eastern time, today. To listen, go to www.wabtec.com and click on the “Webcasts” tab in the “Investor Relations” section.

WABTEC CORPORATION

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2015 AND 2014

(DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)

(UNAUDITED)

	Third Quarter 2015	Third Quarter 2014	For the Nine Months 2015	For the Nine Months 2014

Net sales	$809,527	$797,271	$2,475,149	$2,223,588
Cost of sales	(552,458)	(549,813)	(1,694,961)	(1,541,903)

Gross profit	257,069	247,458	780,188	681,685
Gross profit as a % of Net Sales	31.8%	31.0%	31.5%	30.7%

Selling, general and administrative expenses	(82,206)	(88,359)	(255,969)	(231,422)
Engineering expenses	(17,239)	(16,391)	(51,852)	(43,558)
Amortization expense	(5,546)	(6,731)	(16,009)	(16,559)

Total operating expenses	(104,991)	(111,481)	(323,830)	(291,539)
Operating expenses as a % of Net Sales	13.0%	14.0%	13.1%	13.1%

Income from operations	152,078	135,977	456,358	390,146
Income from operations as a % of Net Sales	18.8%	17.1%	18.4%	17.5%

Interest expense, net	(4,351)	(4,594)	(12,698)	(13,569)
Other (expense) income, net	(2,937)	(154)	(7,690)	72

Income from operations before income taxes	144,790	131,229	435,970	376,649

Income tax expense	(45,609)	(41,074)	(139,121)	(117,655)

Effective tax rate	31.5%	31.3%	31.9%	31.2%

Net income attributable to Wabtec shareholders	$99,181	$90,155	$296,849	$258,994

Earnings Per Common Share Basic
Basic
Net income attributable to Wabtec shareholders	$1.03	$0.94	$3.08	$2.69

Diluted
Net income attributable to Wabtec shareholders	$1.02	$0.93	$3.05	$2.67

Weighted average shares outstanding
Basic	96,369	95,935	96,135	95,745

Diluted	97,368	97,004	97,162	96,834

Sales by Segment
Freight Group	$507,173	$453,329	$1,553,734	$1,250,337
Transit Group	302,354	343,942	921,415	973,251

Total	$809,527	$797,271	$2,475,149	$2,223,588